Filed Pursuant to Rule 433
Registration No. 333-130036
May 2, 2007

XL Capital Ltd

Summary of Terms

$325,000,000 6.25% due May 15, 2027

Issuer:	XL Capital Ltd
Ratings:	A3/A- (Stable/Stable)
Note Type:	Senior Notes
Principal Amount:	$325,000,000
Trade Date:	May 2, 2007
Settlement Date (T+3 days):	May 7, 2007
Maturity Date:	May 15, 2027
Coupon:	6.25%
Coupon Frequency:	Semi-annual
Coupon Payment Dates:	May 15 and November 15
First Pay Date:	November 15, 2007
Day Count:	30/360
Pricing Benchmark:	4.500% due 2/2036
Benchmark Spot	94-30
Benchmark Yield:	4.827%
Reoffer Spread:	+144 bps
Reoffer Yield:	6.267%
Reoffer Price:	99.805%
Gross Proceeds:	$324,366,250
Underwriter’s Discount:	0.471%
Net Proceeds to Issuer:	$322,835,500
Optional Redemption:	Make-whole redemption at any time at a discount rate of
Treasury plus 25 basis points
Tax Event Redemption	Redeemable at any time upon the occurrence of certain tax
events at 100% of the principal amount
Minimum Denomination:	$1,000 x $1,000
Sole Bookrunner:	Goldman, Sachs & Co.
Co-managers:	Banc of America Securities LLC, BNP Paribas Securities Corp.,
BNY Capital Markets, Inc., Calyon Securities (USA) Inc., HSBC
Securities (USA) Inc., HVB Capital Markets, Inc., ING Financial
Markets LLC, KeyBanc Capital Markets Inc., Lloyds TSB Bank
plc, Mitsubishi UFJ Securities International plc, Mizuho
Securities USA Inc. and The Williams Capital Group, L.P.
CUSIP Number:	98372P AK4
ISIN Number:	US98372PAK49
Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-4 of the accompanying prospectus supplement.

XL Capital Ltd has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents XL Capital Ltd has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from Goldman, Sachs & Co. by calling 1-866-471-2526.